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                                                                     EXHIBIT 4.2



                                 PROMISSORY NOTE

$__________                                                 Ronkonkoma, New York
                                                            __________, 1999



         FOR VALUE RECEIVED, the undersigned QK HEALTHCARE, INC., a Delaware corporation (the "Corporation"), and its successors and assigns, having an office at 2060 Ninth Avenue, Ronkonkoma, New York 11779, promises to pay to the order of ____________, having an address of __________________________ (the
"Holder"), the principal sum of______________________ DOLLARS ($________) as
hereinafter provided, together with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof at a rate equal to the London Inter-Bank Offering Rate ("LIBOR") plus one and one-half percent (1-1/2%) per annum from the date hereof to maturity, whether by acceleration or otherwise, payable quarterly on March 31, June 30, September 30, and December 31 in each year commencing on March 31, 2000.



         Upon the consummation of the Corporation's initial public offering, $_________ shall be due and payable. The balance of the unpaid principal together with any accrued and unpaid interest shall be due and payable in full on December 31, 2006. All payments of principal and interest are to be made in lawful money of the United States of America at Lender's aforesaid address or at such other place or places as the holder hereof may from time to time designate in writing.


         The undersigned hereby waives all applicable exemption rights as well as valuation and appraisement, presentment and demand for payment, protest and notice of protest, notice of dishonor, protest and demand, demand and dishonor, and non-payment of this Note, and expressly agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment of the principal and/or interest due and payable hereunder, regardless of the number of such renewals and extensions. No extension of time for repayment of the principal and/or interest due and payable hereunder or any alternative amount and no waiver of any of the provisions of this Note shall similarly release, modify or affect the liability of the undersigned hereunder.

         If this Note (a) is not paid when due or (b) is collected through a bankruptcy, receivership or other court proceeding, whether before or after this
Note is due, or (c) is placed in the hands of attorneys for collection, the undersigned agrees to pay, in addition to the then outstanding balance of the principal sum, any accrued and unpaid interest thereon and all other fees, sums, charges and amounts due and payable under this Note, all costs of collecting or attempting to collect the same (including, but not limited to, attorney' fees and disbursements) incurred by the holder hereof.

         This Note may not be altered, amended, canceled, changed, discharged, modified, terminated or waived orally, but only by an agreement in writing dated and executed by


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the party against which enforcement of such alteration, amendment, change, cancellation, discharge, modification, termination or waiver is sought.

         Any notice, request, demand, consent, approval or other communication which the holder hereof or the undersigned is obligated or may elect to give hereunder ("Notice") shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to receive such Notice at such party's address first above set forth. Either party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given as of the second business day following the date when mailed as aforesaid.

         The provisions of this Note shall be binding upon and inure to the benefit of the undersigned and the holder hereof and their respective heirs, legal representatives, successors and assigns. For the purposes of this Note, the phrase "holder hereof" shall mean and include all subsequent holders of this Note.

         In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been included.

         This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

                                        QK HEALTHCARE, INC.



                                        By:__________________________
                                        Name:
                                        Title:




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